Exhibit 1.1

[Translation]

ARTICLES OF INCORPORATION

NTT DOCOMO, INC.

ARTICLES OF INCORPORATION

Established on July 22, 1991

Authenticated on July 23, 1991

Amended on April 28, 1992

Amended on May 7, 1992

Amended on May 21, 1992

Amended on June 24, 1993

Amended on June 27, 1994

Amended on June 25, 1997

Amended on June 24, 1998

Amended on June 25, 1999

Amended on June 27, 2000

Amended on May 15, 2002

Amended on June 20, 2002

Amended on June 19, 2003

Amended on June 18, 2004

Amended on June 21, 2005

Amended on June 20, 2006

Amended on June 20, 2008

Amended on June 19, 2009

Amended on June 18, 2010

Amended on June 17, 2011

Amended on June 18, 2013

Amended on October 1, 2013

CHAPTER 1: GENERAL PROVISIONS

Article 1.    (Trade Name)

The name of the Company shall be “Kabushiki Kaisha Enu Thi Thi Dokomo” and shall be rendered in English as “NTT DOCOMO, INC.”

Article 2.    (Purpose)

The purpose of the Company shall be to engage in the following businesses:

(1)	Telecommunications business;

(2)	Contracting for constructions works for, undertaking of maintenance for and lease of telecommunications facilities;

(3)	Planning, development, manufacturing, sale and lease of, and undertaking of maintenance for, telecommunications system and information processing system;

(4)	Planning, development, manufacturing, purchase, sale and lease of communications equipment and its peripheral apparatus;

(5)	Planning, development, production, sale and lease of software;

(6)	Transmission service of musical pieces, pictures and information utilizing telecommunications system and information processing service;

(7)	Planning, development and sale of information media for advertising and publicity, and advertising agency business;

(8)	Planning, production and sale of publications;

(9)	Planning, development, acquisition of merchandising rights, development of method of use, licensing, management and transfer of character goods (bearing pictures of characteristic persons or animals) and intermediary business related thereto;

(10)	Acquisition, development of method of use, licensing, management and transfer of copyright, rights related to copyright, design right, trademark right, industrial property right, know-how, and other intellectual property rights, and intermediary business related thereto;

(11)	Financial business;

(12)	Credit card business;

(13)	Issuance, sales and administration of electronic money and other electronic value information (that can be used to purchase, use or exchange commodities, information or services);

(14)	Lease, administration, maintenance and management of real property;

(15)	Personnel-dispatching business;

(16)	Non-life insurance agency business and business related to solicitation of life insurance;

(17)	Multimedia broadcasting business;

(18)	Travel Business

(19)	Any other commercial activities;

(20)	Investment in companies engaged in businesses related to any of the foregoing items;

(21)	Contracting for studies, research, development, training and consulting work for each of the foregoing items; and

(22)	Any and all other businesses incidental or related to each of the foregoing items.

Article 3.    (Location of Head Office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4.    (Governing Bodies)

The Company shall have the following governing bodies in addition to the general meeting of shareholders and Directors

(1)	Board of Directors

(2)	Corporate Auditors

(3)	Board of Corporate Auditors

(4)	Independent Auditors

Article 5.    (Method of Public Notice)

Means of Public notices of the Company shall be given by electronic means. However, in the event that public notices cannot be provided by electronic means due to accidents or other unavoidable circumstances, public notices shall be given in the Nihon Keizai Shimbun.

CHAPTER 2: SHARES

Article 6.    (Total Number of Shares to be Issued)

The total number of shares issuable by the Company shall be seventeen billion, four hundred and sixty million (17,460,000,000) shares.

Article 7.    (Share Unit)

The number of shares of the Company to constitute one share unit shall be 100 shares.

Article 8.    (Rights pertaining to Shares Less than One Unit)

Shareholders of the Company may not exercise rights with respect to shares less than one unit other than the following rights:

(1)    The rights listed in the items in Article 189 Paragraph 2 of the Companies Act;

(2)    The right to make requests as stipulated in Article 166 Paragraph 1 of the Companies Act;

(3)    The right to receive allocation of offered shares and offered stock acquisition rights in accordance with the number of shares owned by the shareholder; and

(4)    The right to make requests as stipulated in the following article.

Article 9.    (Additional Purchases of Shares Less than One Unit))

Shareholders of the Company may request the Company to sell the number of shares to complete a share unit in combination with shares less than one unit which they already hold.

Article 10.    (Repurchase of its Own Shares)

The Company may repurchase its own shares through market transactions, etc. by a resolution of the Board of Directors in accordance with the provisions of Article 165, paragraph 2, of the Corporation Law of Japan.

Article 11.    (Shareholders Registrar)

1.    The Company shall have a shareholders registrar.

2.    The shareholders registrar and the place of its handling office shall be designated by a resolution of the Board of Directors.

3.    Preparation, maintenance and other administrative services concerning the shareholders’ register and the register of stock acquisition rights of the Company shall be entrusted to the shareholders registrar, and the Company shall not directly provide those services.

Article 12.    (Share Handling Regulations)

The Share Handling Regulations established by the Board of Directors shall govern the procedures of the handling, handling fees and the manner of exercise of shareholders’ rights relating to the Company’s shares and stock acquisition rights, unless otherwise provided for in laws and regulations or in these Articles of Incorporation.

CHAPTER 3: GENERAL MEETING OF SHAREHOLDERS

Article 13.    (Convocation)

1.    The President shall convene, subject to resolution of the Board of Directors, an ordinary general meeting of shareholders of the Company within three months from the day next following the last day of a business year and an extraordinary general meeting of shareholders from time to time whenever necessary.

2.    In the absence or disability of the President, one of the other Directors shall act as such in his place in the order of precedence previously determined by the Board of Directors.

Article 14.    (Record date of Ordinary General Meeting of Shareholders)

The record date for the ordinary general meeting of shareholders shall be March 31 of each year.

Article 15.    (Chairman)

The President shall act as chairman at any general meeting of shareholders. In the absence or disability of the President, one of the other Directors shall act as such in his place in the order of precedence previously determined by the Board of Directors.

Article 16.    (Internet Disclosure of Reference Documents and Deemed Provision)

In convening a general meeting of shareholders, the Company may deem that it has provided the shareholders with the information on the matters which must be described or mentioned in the reference documents of a general meeting of shareholders, business report, financial statements and consolidated financial statements by disclosing such information using the Internet pursuant to the regulations set forth by the ministerial ordinance of the Ministry of Justice.

Article 17.    (Method of Resolution)

1.    Resolutions of a general meeting of shareholders shall be adopted by a majority vote of those shareholders having exercisable voting right(s) and present thereat, unless otherwise provided for in laws and regulations or in these Articles of Incorporation.

2.    Resolutions pursuant to Article 309, paragraph 2 of the Corporation Law of Japan shall be adopted at the shareholder meeting with a quorum of one-third (1/3) of the voting rights of all shareholders having exercisable voting rights, by a vote of two-thirds (2/3) or more of the voting rights represented thereat.

Article 18.    (Exercise of Voting Rights by Proxy)

1.    Shareholders or their statutory representatives may exercise their voting rights by authorizing a proxy who must be another shareholder of the Company having voting rights; provided, however, that governmental and local public entities or corporations who are shareholders of the Company may delegate the exercise of their voting rights to one (1) person of their respective officials, staff or employees.

2.    A shareholder or his/her statutory representative who intends to exercise his/her voting right by proxy shall be required to previously submit to the Company a document evidencing the power of attorney prior to each general meeting of shareholders.

CHAPTER 4:

DIRECTORS, BOARD OF DIRECTORS AND REPRESENTATIVE DIRECTORS

Article 19.    (Number of Directors)

The Company shall have not more than fifteen (15) Directors.

Article 20.    (Manner in Which Directors are Elected)

1.    Directors of the Company shall be elected by a resolution passed by a majority vote of the shareholders present at a general meeting of shareholders who shall hold voting rights representing in aggregate one-third (1/3) or more of the voting rights held by all shareholders having exercisable voting rights.

2. The	election of Directors may not be by way of cumulative voting.

Article 21.    (Term of Office of Directors)

1.    The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders for the latest business year ending within two (2) years after their assumption of office.

2.    The term of office of a Director elected to increase the number of Directors or to fill a vacancy caused by another Director who has resigned prior to expiration of his term of office shall be identical to the remaining term of office of the other Directors then in office.

Article 22.    (Board of Directors)

1.    The President shall convene any meeting of the Board of Directors and act as chairman thereat.

2.    Notwithstanding the provision set forth in the preceding paragraph, the Chairman of the Board of Directors, if such office is placed, shall convene any meeting of the Board of Directors and act as chairman thereat, except in his absence or disability.

3.    In the absence or disability of the President, one of the other Directors shall convene the meeting in his place and act as chairman thereat in the order of precedence previously determined by the Board of Directors.

4.    In order for a meeting of the Board of Directors to be convened, notice thereof shall be dispatched to each Director and each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period may be shortened if so required in urgent cases.

5.    In cases where the requirements set forth in Article 370 of the Corporation Law are fulfilled, it shall be deemed that a resolution of the Board of Directors has been adopted.

6.    Any other matters for the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, unless otherwise provided for in laws and regulations or in these Articles of Incorporation.

Article 23.    (Representative Directors and Directors with Executive Power)

1.    The Company shall have one President who shall be selected from among its Directors by resolution of the Board of Directors.

2.    The Company may have one Chairman of the Board as well as one or more Vice Presidents and Managing Directors.

3.    The provision of paragraph 1 shall apply mutatis mutandis to the selection of a Chairman and one or more Executive Vice Presidents and Managing Directors referred to in the preceding paragraph.

4.    The President shall be authorized to represent the Company.

5.    In addition to the President, one or more Directors empowered to represent the Company shall be selected by resolution of the Board of Directors.

6.    The President shall supervise the affairs of the Company, subject to resolution of the Board of Directors.

7.    In the absence or disability of the President, one of the other Directors shall execute his duties in his place in the order of precedence previously determined by the Board of Directors.

Article 24.    (Exemption from Liabilities of Directors)

1.    The Company may, pursuant to Article 426, paragraph 1 of the Corporation Law, exempt Director(s) (including those who were Directors in the past) from damage compensation liabilities resulting from negligence of the Director’s duty to the extent permitted by laws and regulations by a resolution of the Board of Directors.

2.    The Company may, pursuant to Article 427, paragraph 1 of the Corporation Law, enter into an agreement with external Director(s) which sets forth the limitation on their damage compensation liabilities resulting from negligence of the Director’s duty, provided that the amount of the limitation on the damage compensation liabilities under the said agreement shall be that defined by the laws and regulations.

Article 25.    (Corporate Advisors and Advisors)

1.    The Company may have one or more Corporate Advisors and Advisors by resolution of the Board of Directors.

2.    Consultation shall be made by the President with a Corporate Advisor for the overall affairs of the Company or with an Advisor for a specific business of the Company.

CHAPTER 5:

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 26.    (Number of Corporate Auditors)

The Company shall have not more than five (5) Corporate Auditors.

Article 27.    (Manner in Which Corporate Auditors are Elected)

Corporate Auditors of the Company shall be elected by a resolution passed by a majority vote of the shareholders present at a general meeting of shareholders who shall hold voting rights representing in aggregate one-third (1/3) or more of the voting rights held by all shareholders having exercisable voting rights.

Article 28.    (Term of Office)

1.    The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders for the latest business year ending within four (4) years after their assumption of office.

2.    The term of office of a Corporate Auditor elected to fill a vacancy caused by a Corporate Auditor who has resigned prior to expiration of his term of office shall be identical to the remaining term of office of his predecessor.

Article 29.    (Board of Corporate Auditors)

1.    In order for a meeting of the Board of Corporate Auditors to be convened, notice thereof shall be dispatched to each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period may be shortened if so required in urgent cases.

2.    Any other matters for the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors, unless otherwise provided for in laws and regulations or in these Articles of Incorporation.

Article 30.    (Full-time Corporate Auditors)

The Board of Corporate Auditors shall select one or more full-time Corporate Auditors by a resolution of the Board of Corporate Auditors.

Article 31.    (Exemption from Liabilities of Corporate Auditors)

1.    The Company may, pursuant to Article 426, paragraph 1 of the Corporation Law, exempt Corporate Auditor(s) (including those who were Corporate Auditors in the past) from damage compensation liabilities resulting from negligence of the Corporate Auditor’s duty to the extent permitted by laws and regulations by a resolution of the Board of Directors.

2.    The Company may, pursuant to Article 427, paragraph 1 of the Corporation Law, enter into an agreement with external Corporate Auditor(s) which sets forth the limitation on their damage compensation liabilities resulting from negligence of the Corporate auditor’s duty, provided that the amount of the limitation on the damage compensation liabilities under the said agreement shall be that defined by the laws and regulations.

CHAPTER 6: ACCOUNTS

Article 32.    (Business Year)

The business year of the Company shall begin on April 1 of each year and end on March 31 of the following year.

Article 33.    (Dividends)

The record date for the distribution of year-end dividends by the Company shall be March 31 of each year.

Article 34.    (Interim Dividends)

The Company may, subject to resolution of the Board of Directors, pay interim dividends with its record date as of September 30 of each year.

Article 35.    (Prescription Period for Dividends)

1.    If cash dividends are not received within three (3) full years from the date of commencement of payment, the Company shall be exempt from the obligation to make such payment.

2.    Dividends remaining unpaid as mentioned in the preceding paragraph shall bear no interest.